Exhibit (d)(133)

NORTHERN FUNDS

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

EXPENSE REIMBURSEMENT AGREEMENT

This Amendment dated as of the 18th day of May, 2012 is entered into by and between NORTHERN FUNDS (the “Trust”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended, and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to each portfolio of the Trust (each a “Fund” and collectively the “Funds”) and Northern Trust Global Investments Limited (“NTGIL”) serves as co-investment adviser to the Global Fixed Income Fund pursuant to an Amended and Restated Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) among the Trust, NTI and NTGIL dated November 15, 2007 (with respect to the Global Sustainability Index Fund) and January 29, 2008 (with respect to all other Funds), as amended.

WHEREAS, NTI has undertaken to reimburse expenses for the Funds pursuant to an Amended and Restated Expense Reimbursement Agreement dated November 4, 2011 (the “Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1.	The first sentence of Section 2 of the Agreement shall be revised to read as follows:

NTI shall, from January 1, 2012 to July 31, 2013, reimburse a portion of the operating expenses (other than acquired fund fees and expenses, a portion of the compensation paid to each Trustee who is not an officer, director or employee of Northern Trust Corporation or its subsidiaries (“Trustee Fees”), expenses related to third-party consultants engaged by the Board of Trustees of the Trust, membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum, extraordinary expenses and interest, if any) of each Fund as set forth in Column B of Exhibit A so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the amounts set forth in Column B of Exhibit A (“Column B Expense Limit”).

2.	The first sentence of Section 3 of the Agreement shall be revised to read as follows:

The termination date of this Agreement is July 31, 2013 (the “Initial Term”).

3.	Except to the extent amended and restated hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended and restated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

NORTHERN FUNDS	NORTHERN TRUST INVESTMENTS, INC.

By: /s/ Lloyd A. Wennlund	By: /s/ Eric Schweitzer
Name: Lloyd A. Wennlund	Name: Eric Schweitzer
Title: President	Title: Senior Vice President